AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1994
                                                 REGISTRATION NO. 33-
   ===========================================================================
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                   -------------

                                     FORM S-3

                              REGISTRATION STATEMENT

                                       UNDER

                            THE SECURITIES ACT OF 1933

                                  --------------

                        CONNECTICUT NATURAL GAS CORPORATION
                (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

                 CONNECTICUT                            06-0383860
           (STATE OF INCORPORATION)        (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              100 COLUMBUS BOULEVARD
                            HARTFORD, CONNECTICUT 06103
                                  (203) 727-3000
    (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

            JAMES P. BOLDUC, SENIOR VICE PRESIDENT - FINANCIAL SERVICES
                            AND CHIEF FINANCIAL OFFICER
                100 COLUMBUS BOULEVARD, HARTFORD, CONNECTICUT 06103
                                  (203) 727-3424
             (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPIES TO:
            Willard F. Pinney, Jr.                 Kathleen S. Schoene
     Murtha, Cullina, Richter and Pinney      Peper, Martin, Jensen, Maichel
              185 Asylum Street                         and Hetlage
       Hartford, Connecticut 06103-3469        720 Olive Street, 24th Floor
                (203) 240-6016                  St. Louis, Missouri 63101
                                                      (314) 421-3850
                                  --------------


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

                                  CALCULATION OF REGISTRATION FEE
    ==========================================================================================
                                                                        PROPOSED
                                                        PROPOSED        MAXIMUM
                                         AMOUNT          MAXIMUM       AGGREGATE     AMOUNT OF
    TITLE OF EACH CLASS OF                TO BE      OFFERING PRICE    OFFERING    REGISTRATION
    SECURITIES TO BE REGISTERED        REGISTERED      PER UNIT(1)      PRICE(1)        FEE
    ------------------------------------------------------------------------------------------
    Common Stock (par value $3.125
    per share)......                 400,000 shares     $24.3125      $9,725,000      $3,354


    ==========================================================================================

   (1) Estimated solely for the purpose of calculating the registration fee. Based on the average of the high and low prices (as reported in the Wall Street Journal, Eastern Edition) of the Common Stock on the New York Stock Exchange (Composite Transactions) on August 26, 1994.

                                  --------------
        THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
   SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
   =========================================================================

                               SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED AUGUST 29, 1994

                                  360,000 SHARES
                                      (LOGO)
                        CONNECTICUT NATURAL GAS CORPORATION

                                   COMMON STOCK

                                  --------------

        Outstanding shares of the Common Stock of Connecticut Natural Gas Corporation are, and the shares of Common Stock offered hereby will be, listed on the New York Stock Exchange under the symbol "CTG". The reported closing price of the Common Stock on such Exchange on August 26, 1994 was $24 1/4 per share.

                                  --------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    ===================================================================================
                                                     Underwriting
                                      Price to      Discounts and        Proceeds to
                                       Public      Commissions (1)       Company (2)

    -----------------------------------------------------------------------------------
    Per Share................             $                $                   $

    -----------------------------------------------------------------------------------
    Total (3)................             $                $                   $

    ===================================================================================

   (1)  See "Underwriting."
   (2)  Before deducting expenses estimated at $         , which are payable by
        the Company.
   (3) The Company has granted the Underwriters an option to purchase up to an additional 40,000 shares within 30 days of the date of this Prospectus solely to cover over-allotments. If such option is exercised in full, the Total Price to Public, Underwriting Discounts and Commissions and
        Proceeds to Company will be $        , $         and $          ,
        respectively.  See "Underwriting."

                                  --------------
        The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made at the offices of A.
   G. Edwards & Sons, Inc. on or about             , 1994.



        A.G. Edwards & Sons, Inc.                    Edward D. Jones & Co.
                                  ---------------

                   THE DATE OF THIS PROSPECTUS IS         , 1994

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  --------------


                              COMPANY FRANCHISE AREAS






                                      (MAP)


























                               AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such material can also be inspected at the New York Stock Exchange. Copies can be obtained by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D. C. 20549.

    --------------------------------------------------------------------------
                                PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the information appearing elsewhere in this Prospectus and by the more detailed information and consolidated financial statements and notes thereto which have been incorporated by reference herein. (See "Incorporation of Certain Documents by Reference.") Unless indicated otherwise, the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised.

                                    THE COMPANY

        Connecticut Natural Gas Corporation (the "Company"), a Connecticut corporation organized in 1848, is a public utility engaged primarily in the distribution and sale of natural gas in Hartford and 20 other cities and towns in Central Connecticut and in Greenwich, Connecticut. The Company provides gas service to approximately 140,000 customers. The Company's subsidiary operations also provide other energy related products and services in downtown Hartford. During the twelve months ended June 30, 1994 gas operating revenues accounted for approximately 92% of total operating revenues and were comprised of approximately 53% residential, 35% commercial and industrial (including cogeneration), 10% off system sales and 2% transportation throughput.

                                   THE OFFERING
    Common Stock offered by the Company......      360,000 shares
    Common Stock outstanding after the
         offering(a)..........................     9,899,079 shares
    NYSE symbol..............................      CTG
    1994 price range (through August 26,
         1994)...............................      $32 1/4 to $23 7/8
    Closing price on August 26, 1994.......        $24 1/4
    Current indicated annual dividend rate...      $1.48
    Book value per share on June 30, 1994 ...      $15.25
    Use of proceeds..........................      To repay short-term borrowings and provide
                                                      working capital

   (a)  Based on the number of shares outstanding as of June 30, 1994.

                              SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                                 (in thousands, except per share data)
                                                                                       TWELVE
                                                                                       MONTHS
                                                                                        ENDED
                                                FISCAL YEARS ENDED SEPTEMBER 30,      JUNE 30,
                                                --------------------------------        1994
                                                  1991        1992         1993      (UNAUDITED)
     INCOME STATEMENT:                            ----        ----         ----       ---------
      Operating Revenues....................  $ 213,825    $ 236,189   $ 265,337      $ 292,830
      Operating Income .....................  $  24,353    $  27,899   $  28,186      $  30,975
      Net Income Applicable to Common Stock:
             Continuing Operations........... $  12,273    $  15,197   $  16,788      $  17,978
             Discontinued Operations and Gain
               on Disposal...................       517            -           -              -
             Accounting Change...............     1,779            -           -              -
                                              ---------    ---------   ---------      ---------
               Total......................... $  14,569    $  15,197   $  16,788      $  17,978
                                              =========    =========   =========      =========
      Earnings Per Average Common Share:
             Continuing Operations...........  $   1.44     $   1.75    $   1.76       $   1.88
             Discontinued Operations and Gain
               on Disposal...................       .06            -           -              -
             Accounting Change...............       .21            -           -              -
                                               --------     --------    --------       --------
               Total.........................  $   1.71     $   1.75    $   1.76       $   1.88
                                               ========     ========    ========       ========
      Dividends Paid Per Common Share.......   $   1.40     $   1.44    $   1.46       $   1.48

                                                         JUNE 30, 1994 (UNAUDITED)
                                            ---------------------------------------------------
                                             ACTUAL    PERCENTAGE   AS ADJUSTED(a)   PERCENTAGE
    CAPITALIZATION:                          ------    ----------   --------------   ----------
     Long-Term Debt (excluding current
       maturities)......................  $ 136,497       48.2%      $ 156,497          50.2%
     Preferred Stock, Not Subject to
       Mandatory Redemption.............        939        0.3             939           0.3
     Common Stock Equity.................   145,930       51.5         154,111          49.5
                                          ---------      -----       ---------         -----
     Total Capitalization................ $ 283,366      100.0%      $ 311,547         100.0%
                                          =========      =====       =========         =====
     Short-Term Debt (b)................. $  24,806                  $   6,406
                                          =========                  =========
   -------

   (a) Adjusted for (i) the proposed issuance of the Common Stock offered hereby at an assumed offering price of $24 1/4 and the use of proceeds resulting therefrom and (ii) $15,000 used to repay short-term debt from the July and August, 1994 issuances of Medium Term Notes. (See "Use of Proceeds" and "Recent Developments - Long-term Debt.")

   (b) Includes current portion of long-term debt of $4,006 and $2,400 of nonregulated short-term debt.

   ---------------------------------------------------------------------------

                                    THE COMPANY

       Connecticut Natural Gas Corporation (the "Company"), a Connecticut corporation organized in 1848, is a public utility engaged primarily in the distribution and sale of natural gas in Hartford and 20 other cities and towns in Central Connecticut and in Greenwich, Connecticut. The Company provides gas service to approximately 140,000 customers. During the twelve months ended June 30, 1994 gas operating revenues accounted for approximately 92% of total operating revenues and were comprised of approximately 53% residential, 35% commercial and industrial (including cogeneration), 10% off system sales and 2% transportation throughput.

       The Company has three wholly-owned subsidiaries. Energy Networks Incorporated ("ENI") is the Company's principal nonregulated subsidiary. ENI, and its wholly-owned subsidiary, The Hartford Steam Company, are primarily engaged in providing steam and hot water for heating and chilled water for cooling to a significant number of large buildings in the downtown and capitol areas of Hartford, Connecticut through an underground pipe system. CNG Realty Corp. is a single purpose corporation which owns the Company's Operating and Administrative Center located in downtown Hartford, Connecticut. This facility is leased to the Company. ENI Transmission Company owns the Company's 2.4% share in the Iroquois Gas Transmission System Limited Partnership.

       The Company's gas distribution business is subject to regulation by the Connecticut Department of Public Utility Control ("DPUC") as to franchises, rates, standards of service, issuance of securities, safety practices and certain other matters. Under Connecticut law, the Company's subsidiaries are not public service companies and consequently are not subject to regulation by the DPUC. The regulation of interstate sales of natural gas is under the jurisdiction of the Federal Energy Regulatory Commission.

       The Company's headquarters are located in its Operating and Administrative Center, 100 Columbus Boulevard, Hartford, Connecticut 06103; telephone number (203) 727-3000.


                                    SEASONALITY

       The Company's operations are seasonal. Most of the Company's gas revenues and related operating expenses occur during the winter heating season, October to April. Accordingly, earnings are highest during the first and second quarters of the fiscal year, which begins on October 1, and the third and fourth quarters frequently show a net loss. Only 12.2%, 15.0% and 15.1% of each fiscal year's operating revenues were realized during the fourth quarter of 1991, 1992 and 1993, respectively, and the Company recorded net losses of $.41, $.40 and $.29, per share, respectively in the fourth quarter of these fiscal years. The Company anticipates that it will record a similar net loss for the fourth quarter of fiscal 1994.

                                RECENT DEVELOPMENTS

   Long-term Debt

       In July, 1994 the Company issued $10,000,000 of unsecured Medium Term Notes ("MTNs") at 7.82%, due 2004, with no call provisions or sinking fund requirements. In August, 1994 the Company issued $5,000,000 of unsecured MTNs at 8.12%, due 2014 with no call provisions or sinking fund requirements and $5,000,000 of unsecured MTNs at 8.49%, due 2024, callable after 2004, with no sinking fund requirements. The proceeds were used by the regulated operations to refinance $15,000,000 of existing short-term debt and the remaining $5,000,000 for working capital. The average interest rate of the retired short-term debt was 4.85%.


   Early Retirement Program

   The Company announced an early retirement program in August, 1994. The estimated expenses associated with the program will be recognized by the Company in the fourth quarter of 1994. This program will not have a material impact on results of operations for the fiscal year 1994.

                                  USE OF PROCEEDS

       The net proceeds from the sale of the 360,000 shares of Common Stock
   offered hereby are estimated at $  ,   ,   ($  ,   ,    if the
   Underwriters' over-allotment option is exercised in full) and will be used to repay short-term borrowings of the Company's regulated gas operations, primarily attributable to the Company's construction program for the maintenance, replacement, upgrade, purchase, acquisition and construction of properties and facilities. The balance will be added to working capital to fund the purchase of gas inventories in anticipation of the 1994-1995 winter heating season and for general operations. At August 26, 1994, the Company's regulated gas operations had $16,800,000 of short-term debt obligations outstanding (excluding the current portion of long-term debt). The weighted average interest rate on these debt obligations was 5.03% at August 26, 1994 and the credit agreements for these debt obligations expire from February 20, 1995 to March 30, 1996. The Company does not anticipate using the proceeds from the sale of the Common Stock offered hereby to reduce short-term debt related to the nonregulated operations.

       Pending application of the proceeds, the Company may make temporary investments in interest bearing investments, including certificates of deposit, commercial paper, money-market accounts, comparable short-term investments or government obligations.


                               CONSTRUCTION PROGRAM

       On a consolidated basis, the Company completed a $25,531,000 capital construction program in fiscal 1993, including $22,696,000 of capital expenditures for regulated gas operations and $2,835,000 of capital expenditures for nonregulated operations. The majority of the regulated operations capital expenditures were related to the addition of facilities to serve new customers and for distribution system maintenance and upgrades. The majority of the nonregulated capital expenditures were made for system maintenance and upgrades.

        In addition, during 1993 the regulated operations completed the two-year development and implementation of a customer information system and a distribution/construction information system. The total cost of these systems was $14,600,000 of which $7,700,000 was expended during 1993.

       The fiscal 1994 capital budget totals $31,800,000 and is comprised of $28,400,000 of regulated operations construction and $3,400,000 of capital expenditures for nonregulated operations. Planned regulated operations construction expenditures are for facilities to serve new customers and for system maintenance and upgrades. Planned nonregulated construction additions reflect system maintenance and upgrades and compliance with Clean Air Act requirements.

       During the nine months ended June 30, 1994, the Company expended $14,695,000 for capital improvements. The Company expects to expend the balance of its 1994 capital budget by the end of the fiscal year. The Company's capital budgets for the fiscal years 1995 and 1996 are expected to be approximately $29,300,000 and $31,300,000, respectively, with approximately 90% and 94% of the expenditures being incurred in 1995 and 1996, respectively, for construction of improvements and additions to the regulated gas operations.

                      COMMON STOCK DIVIDENDS AND PRICE RANGE

       The Company has paid quarterly cash dividends without interruption on shares of its Common Stock since 1851. Future dividends will depend upon future earnings, the financial condition of the Company and other factors. Reference is made to "Description of Common Stock" contained in the Company's Registration Statement on Form S-2, filed August 31, 1989 and incorporated herein by reference, for information concerning certain restrictions on the payment of dividends on the Common Stock.

       The Company maintains an automatic Dividend Reinvestment Plan (the "Plan") under which holders of Common Stock and each class or series of Preferred Stock may elect to receive shares of Common Stock in lieu of their common or preferred cash dividends. Generally, all shareholders with shares registered in their own names are entitled to participate in the Plan. Participating shareholders may also contribute optional amounts up to $5,000 per quarter to the purchase of additional shares of Common Stock. The Company pays all costs of administering the Plan. Shareholders should obtain a prospectus with respect to the Plan from the Company before participating in the Plan. All shares acquired through the Plan and any or all other shares owned by record holders can be deposited with the Company's transfer agent, Chemical Bank, for safekeeping, whether or not dividends on the shares are reinvested.

       The following table sets forth for the periods indicated the reported high and low sales prices on the New York Stock Exchange, as reported in the New York Stock Exchange Quarterly Market Statistics report (except prices for the 1994 quarter ending September 30, which are as reported in the Wall Street Journal, Eastern Edition), and the quarterly dividends declared per share.

                                                              PRICE RANGE
                                                     -----------------------------
                                                                          DIVIDENDS
    FISCAL YEAR                                       HIGH        LOW     PER SHARE
    -----------                                       ----        ---     ---------
    1992:
       Quarter Ended December 31,.............      $21 1/2    $19 5/8      $.36
       Quarter Ended March 31, ...............       21 5/8     20 1/2       .36
       Quarter Ended June 30,.................       22 1/2     20           .36
       Quarter Ended September 30,............       25         22 1/2       .36
    1993:
       Quarter Ended December 31,.............       28 3/8     23           .36
       Quarter Ended March 31, ...............       29 5/8     26 7/8       .36
       Quarter Ended June 30,.................       30 1/2     26 1/4       .37
       Quarter Ended September 30,............       32 3/8     27 5/8       .37
    1994:
       Quarter Ended December 31,.............       32 1/4     28           .37
       Quarter Ended March 31, ...............       31 3/4     23 7/8       .37
       Quarter Ended June 30,.................       28 5/8     24           .37
       Quarter Ending September 30, (through
          August 26, 1994)..................         26 3/8     23 7/8       .37


       On July 26, 1994 the Company's Board of Directors approved a cash dividend of $.37 per share payable September 30, 1994 to shareholders of record on September 16, 1994. The shares of Common Stock offered hereby will not be entitled to receive such dividend.

       The last reported sales price for the Common Stock on the New York Stock Exchange Composite Tape, as of August 26, 1994 was $24 1/4.

       As of August 26, 1994, there were approximately 9,500 holders of record of the Company's Common Stock.

                                   UNDERWRITING

          Subject to the terms and conditions of an Underwriting Agreement among the Company and A.G. Edwards & Sons, Inc. and Edward D. Jones & Co., the Underwriters have severally agreed to purchase from the Company the aggregate number of shares of the Company's Common Stock set forth opposite their respective names below.

                                                                     Number
                           Underwriter                             of Shares
                           -----------                             ---------

          A.G. Edwards & Sons, Inc. . . . . . . . . . . . . .

          Edward D. Jones & Co. . . . . . . . . . . . . . . .

                                                                     -------

              Total . . . . . . . . . . . . . . . . . . . . .        360,000
                                                                     =======


          Pursuant to the terms of the Underwriting Agreement, the Underwriters will acquire the shares of Common Stock offered hereby from the Company at the public offering price set forth on the cover page hereof less the underwriting discounts and commissions set forth on the cover page. The Underwriters propose to offer the shares to the public at the public offering price set forth on the cover page. Some of the shares offered to the public will be sold to certain dealers at the public offering price
   less a dealers' concession not in excess of $.   per share.  The
   Underwriters and such dealers may allow a discount not in excess of $.
   per share to other dealers. After the shares are released for sale to the public, the public offering price and other terms may be varied by the Underwriters.

          The nature of the obligations of the Underwriters is such that if any of the shares offered hereby are purchased, all of such shares must be purchased.

          The Company has granted to the Underwriters an option for 30 days to purchase (at the public offering price less the underwriting discounts and commissions shown on the cover page of this Prospectus) up to 40,000 additional shares. The Underwriters may exercise such option only to cover over-allotments of shares made in connection with the sale of the shares offered hereby. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares of Common Stock to be purchased by it shown in the above table bears to 360,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters.

          The Company has agreed that it will not, for 90 days from and after the date of this Prospectus, sell, offer to sell, or otherwise dispose of, directly or indirectly, any shares of capital stock of the Company (other than shares offered hereby, shares issuable pursuant to a plan for employees or shareholders in effect on the date of this Prospectus, including the executive restricted stock plan, Common Stock issued pursuant to the Company's Dividend Reinvestment Plan and Common Stock issuable on exercise of options outstanding on the date of this Prospectus) without the prior written consent of the Underwriters.

          A.G. Edwards & Sons, Inc. is a party to a placement agency agreement with the Company pursuant to which it acted as a placement agent for the Company's issuances of MTNs in July and August, 1994. The placement agency agreement contemplates future issuance of MTNs when and if approved by the DPUC.

          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                  LEGAL OPINIONS

       Legal matters in connection with the issuance of the Common Stock will be passed upon by Murtha, Cullina, Richter and Pinney, Hartford, Connecticut. Certain legal matters will be passed upon for the Underwriters by Peper, Martin, Jensen, Maichel and Hetlage, St. Louis, Missouri.

                                      EXPERTS

       The consolidated financial statements included or incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents, heretofore filed by the Company with the Commission pursuant to the 1934 Act, are hereby incorporated by reference, except as superseded or modified herein:

   1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed on December 28, 1993, as amended by 10-K Amendment No. 1, filed on June 28, 1994;

   2. The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1993, March 31, 1994 and June 30, 1994;

   3. The Company's current reports on Form 8-K, filed on December 1, 1993 and May 23, 1994;

   4.  The Company's Proxy Statement, dated December 22, 1993; and

   5. The description of Common Stock contained in the Company's Registration Statement on Form S-2, filed August 31, 1989 (Registration No. 33-30771).

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

       The information relating to the Company contained in this Prospectus does not purport to be comprehensive and must be read together with the information contained in the documents listed above which have been incorporated by reference. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to: Office of the Vice President - Corporate Services and General Counsel & Secretary, Connecticut Natural Gas Corporation, P. O. Box 1500, Hartford, Connecticut 06144-1500, (203) 727-3459.

               APPENDIX - DESCRIPTION OF GRAPHIC AND IMAGE MATERIAL
   On the inside cover of the Prospectus, under the heading Company Franchise Areas is a map which includes a darkly shaded State of Connecticut and lighter areas which represent the portions of the state which are included in the Company's franchise areas. The two major cities in the franchise areas are identified by a dot to mark their approximate geographic location and by the name, Hartford or Greenwich, printed near the appropriate dot. The three pipelines serving the Company's Franchise areas, Tennessee Gas Pipeline Company, Algonquin Gas Transmission Company and Iroquois Pipeline, are drawn on the map, each with a different symbol.

    ============================================  ===========================================
    NO  PERSON HAS  BEEN  AUTHORIZED TO  GIVE ANY
    INFORMATION  OR  TO MAKE  ANY REPRESENTATIONS
    IN CONNECTION  WITH THIS OFFERING OTHER  THAN
    THOSE CONTAINED  IN THIS  PROSPECTUS AND,  IF
    GIVEN  OR  MADE, SUCH  OTHER  INFORMATION AND                360,000 SHARES
    REPRESENTATIONS MUST  NOT BE  RELIED UPON  AS
    HAVING BEEN AUTHORIZED BY THE  COMPANY OR THE
    UNDERWRITERS.  NEITHER THE  DELIVERY OF  THIS
    PROSPECTUS   NOR  ANY   SALE  MADE  HEREUNDER
    SHALL,  UNDER  ANY CIRCUMSTANCES,  CREATE ANY
    IMPLICATION THAT THERE HAS BEEN NO  CHANGE IN
    THE  AFFAIRS OF  THE COMPANY  SINCE  THE DATE                    (LOGO)
    HEREOF  OR  THAT  THE  INFORMATION  CONTAINED
    HEREIN IS  CORRECT AS OF ANY  TIME SUBSEQUENT
    TO  ITS  DATE.    THIS  PROSPECTUS  DOES  NOT
    CONSTITUTE   AN   OFFER   TO   SELL   OR    A
    SOLICITATION   OF   AN  OFFER   TO   BUY  ANY              CONNECTICUT NATURAL
    SECURITIES   OTHER   THAN    THE   REGISTERED                GAS CORPORATION
    SECURITIES  TO   WHICH  IT   RELATES.    THIS
    PROSPECTUS DOES  NOT CONSTITUTE  AN OFFER  TO                 COMMON STOCK
    SELL OR  A SOLICITATION  OF AN  OFFER TO  BUY
    SUCH  SECURITIES  IN  ANY  CIRCUMSTANCES   IN
    WHICH   SUCH   OFFER   OR   SOLICITATION   IS
    UNLAWFUL.                                                  -------------------
                ------------------

                  TABLE OF CONTENTS                                PROSPECTUS

                                             Page              -------------------
                                             ----
    Company Franchise Areas...............    2
    Available Information.................    2
    Prospectus Summary....................    3
    The Company...........................    4
    Seasonality...........................    4
    Recent Developments...................    5
    Use of Proceeds.......................    6
    Construction Program..................    6
    Common Stock Dividends and Price Range    7
    Underwriting..........................    8
    Legal Opinions........................    9             A.G. Edwards & Sons, Inc.
    Experts...............................    9
    Incorporation of Certain Documents by                     Edward D. Jones & Co.
      Reference...........................    9









                                                                         , 1994


    ============================================  ===========================================

                                      PART II

                    INFORMATION NOT REQUIRED IN THE PROSPECTUS

   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       Estimate of expenses of issuance and distribution other than underwriting discounts and commissions:

   Securities and Exchange Commission filing fee..                      $  3,354
   New York Stock Exchange listing fee............                         1,500
   Printing and engraving.........................                        10,000
   Accounting fees and expenses...................                        25,000
   Legal fees and expenses........................                        70,000
   Transfer agent fees and expenses...............                         6,000
   Blue Sky fees and expenses.....................                        10,000
   Mailing and delivery expenses..................                         8,000
   Miscellaneous expenses.........................                         4,000
                                                                        --------
   Total..........................................                      $137,854
                                                                        ========

   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The following provision of the Connecticut Stock Corporation Act governs indemnification of officers and directors of the Company:

       Section 33-320a. Indemnification of shareholders, officers, employees and certain other parties by a corporation

       (a) As used in this section:

              (1) "Agent" means any person who is or was an agent of the corporation and any person who while an agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise.

              (2) "Corporation" includes any domestic or foreign corporation or any domestic or foreign predecessor entity of the corporation in a merger, consolidation or other transaction in which the predecessor's existence ceased upon consummation of such transaction.

              (3) "Director" means any person who is or was a director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the corporation or employees of any other enterprise.

              (4) "Eligible outside party" means any person who, although not a shareholder, director, officer, employee or agent of the corporation, is or was serving solely at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise.

              (5) "Employee" means any person who is or was an employee of the corporation and any person who, while an employee of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the corporation or employees of any other enterprise.

              (6) "Enterprise" means any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, other than an employee benefit plan or trust.

              (7) "Expenses" include attorneys' fees.

              (8) "Officer" means any person who is or was an officer of the corporation and any person who, while an officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of the corporation or employees of any other enterprise.

              (9) "Party" includes a person who was, is, or is threatened to be made, a defendant or respondent in a proceeding.

              (10) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and shall include any appeal therein.

              (11) "Shareholder" means any person who is or was a shareholder of the corporation and any person who, while a shareholder of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise.

        (b) Except as otherwise provided in this section, a corporation shall indemnify any person made a party to any proceeding, other than an action by or in the right of the corporation, by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the corporation, or an eligible outside party, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, and the person whose legal representative he is, in connection with such proceeding. The corporation shall not so indemnify any such person unless (1) such person, and the person whose legal representative he is, was successful on the merits in the defense of any proceeding referred to in this subsection, or
   (2) it shall be concluded as provided in subsection (d) of this section that such person, and the person whose legal representative he is, acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, either in the best interests of the corporation or in the best interests of the participants and beneficiaries of such employee benefit plan or trust and consistent with the provisions of such employee benefit plan or trust and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful, or (3) the court, on application as provided in subsection (e) of this section, shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine; except that, in connection with an alleged claim based upon his purchase or sale of securities of the corporation or of another enterprise, which he serves or served at the request of the corporation, the corporation shall only indemnify such person after the court shall have determined, on application as provided in subsection (e) of this section, that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he did not reasonably believe to be in the best interests of the corporation or of the participants and beneficiaries of such employee benefit plan or trust and consistent with the provisions of such employee benefit plan or trust, or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

        (c) Except as otherwise provided in this section, a corporation shall indemnify any person made a party to any proceeding, by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the corporation, or an eligible outside party, against reasonable expenses actually incurred by him in connection with such proceeding in relation to matters as to which such person, or the person whose legal representative he is, is finally adjudged not to have breached his duty to the corporation, or where the court, on application as provided in subsection (e) of this section, shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The corporation shall not so indemnify any such person for amounts paid to the corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a proceeding, with or without court approval; or for expenses incurred in defending a proceeding which is settled or otherwise disposed of without court approval.

        (d) The conclusion provided for in subsection (b) of this section may be reached by any one of the following: (1) The board of directors of the corporation by a consent in writing signed by a majority of those directors who were not parties to such proceeding; (2) independent legal counsel selected by a consent in writing signed by a majority of those directors who were not parties to such proceeding; (3) in the case of any employee or agent who is not an officer or director of the corporation, the corporation's general counsel; or (4) the shareholders of the corporation by the affirmative vote of at least a majority of the voting power of shares not owned by parties to such proceeding, represented at an annual or special meeting of shareholders, duly called with notice of such purpose stated. Such person shall also be entitled to apply to a court for such conclusion, upon application as provided in subsection (e), even though the conclusion reached by any of the foregoing shall have been adverse to him or to the person whose legal representative he is.

        (e) Where an application for indemnification or for a conclusion as provided in this section is made to a court, it shall be made to the court in which the proceeding is pending or to the superior court for the judicial district where the principal office of the corporation is located. The application shall be made in such manner and form as may be required by the applicable rules of the court or, in the absence thereof, by direction of the court. The court may also direct that notice be given in such manner as it may require at the expense of the corporation to the shareholders of the corporation and to such other persons as the court may designate. In the case of an application to a court in which a proceeding is pending in which the person seeking indemnification is a party by reason of the fact that he, or the person whose legal representative he is, is or was serving at the request of the corporation as a director, partner, trustee, officer, employee or agent of another enterprise, or as a fiduciary of an employee benefit plan or trust maintained for the benefit of employees of any other enterprise, timely notice of such application shall be given by such person to the corporation.

        (f) Expenses which may be indemnifiable under this section incurred in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors upon agreement by or on behalf of the shareholder, director, officer, employee, agent or eligible outside party, or his legal representative, to repay such amount if he is later found not entitled to be indemnified by the corporation as authorized in this section.

        (g) A corporation shall not indemnify any shareholder, director, officer, employee, agent or eligible outside party, other than a shareholder, director, officer, employee, agent or eligible outside party who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against judgments, fines, penalties, amounts paid in settlement and expenses to an extent either greater or less than that authorized in this section. No provision made a part of the certificate of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise on or after October 1, 1982, shall be valid unless consistent with this section. Notwithstanding the foregoing, the corporation may procure insurance providing greater indemnification and may share the premium cost with any shareholder, director, officer, employee, agent or eligible outside party on such basis as may be agreed upon. The rights and remedies provided in this section shall be exclusive.

        Article II of the bylaws of the Company provides for similar indemnification of directors, however, to the extent that indemnification rights provided under such bylaw may vary from the foregoing statutory provisions, the statutory provisions control the bylaw.

        Officers' and directors' liability insurance is presently in effect with respect to all officers and directors of the Company, in their respective capacities as such.

        Officers and directors of the Company are also indemnified by the general underwriters against certain liabilities including liabilities arising under the Securities Act of 1933 under the terms of the Underwriting Agreement in the form filed herewith.

        The Certificate of Incorporation of the Company includes a provision limiting the personal liability of a director to the Company or its shareholders for monetary damages for breach of duty as a director to an amount equal to the amount of compensation received by the director for serving the Company during the calendar year in which the violation occurred, subject to a number of exceptions, including a knowing and culpable violation of law, certain improper personal economic gains, conduct showing a lack of good faith and conscious disregard of duty to the Company, a sustained and unexcused pattern of inattention, or the approval of an illegal distribution of assets of the Company to its shareholders. This provision, the full text of which is included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 which is incorporated herein by reference, was approved by the shareholders of the Company at their 1990 Annual Meeting.

   ITEM 16.  EXHIBITS.

        The exhibits constituting part of this Registration Statement are as follows:

   1    FORM OF UNDERWRITING AGREEMENT

   4    INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

        (i)       --Charter of the Company and all Amendments thereto, filed as
                    Exhibit 3(i) to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993, filed with the Commission on December 28, 1993, as amended by 10-K Amendment No. 1 filed with the Commission on June 28, 1994 (Commission File No. 1-7727)

        (ii)      --By-Laws of the Company, as amended, filed as Exhibit No.
                    3(ii) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993, filed with the Commission on August 3, 1993 (Commission File No. 1-7727)

        (iii)     --Indenture of Mortgage and Deed of Trust between The Hartford
                    Gas Company and The First National Bank of Hartford,
                    Trustee dated February 1, 1947, filed as Exhibit No. 2.2 to the Company's Registration Statement on Form S-7 filed with the Commission on December 8, 1970 (Commission File No. 2-38993)

        (iv)      --In addition to the Indenture of Mortgage and Deed of Trust referred to in 4(iii) above, there have been sixteen supplemental indentures thereto, all of which have been filed with the Commission as follows:

              (a) --Supplemental indentures 1-9 filed as Exhibit No. 2.2 to the
                    Company's Registration Statement on Form S-7 filed with the Commission on December 8, 1970 (Commission File No. 2-38993)

              (b) --Tenth Supplemental Indenture filed as Exhibit No. 2.3 to the Company's Registration Statement on Form S-7 filed with the Commission on March 3, 1972 (Commission File No. 2-43286)

              (c) --Eleventh Supplemental Indenture filed as Exhibit No. V to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1974, filed with the Commission in March, 1975 (Commission File No. 1-7727)

              (d) --Twelfth Supplemental Indenture filed as Exhibit No. 4(h) to the Company's Registration Statement on Form S-7 filed with the Commission on December 23, 1981 (Commission File No. 2-75457)

              (e) --Thirteenth Supplemental Indenture filed as Exhibit No. 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1982 filed with the Commission in August, 1982 (Commission File No. 1-7727)

              (f) --Fourteenth Supplemental Indenture filed as Exhibit No.
                    4(iii) to the Company's Current Report on Form 8-K, dated August 28, 1986, filed with the Commission in September, 1986 (Commission File No. 1-7727)

              (g) --Fifteenth Supplemental Indenture filed as Exhibit No. 4
                    (iii) to the Company's Current Report on Form 8-K, dated December 8, 1987, filed with the Commission in December, 1987 (Commission File No. 1-7727)

              (h) --Sixteenth Supplemental Indenture filed as Exhibit No 4
                    (ii)(h) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, filed with the Commission in November, 1989 (Commission File No. 1-7727)

   5    OPINION RE LEGALITY

        The opinion of Murtha, Cullina, Richter and Pinney concerning matters of legality.

   23   CONSENT OF EXPERTS AND COUNSEL

        (i)       --Consent of Independent Public Accountants

        (ii)      --The consent of Messrs. Murtha, Cullina, Richter and Pinney, counsel for the Company, to the reference to their firm in the Prospectus forming a part of this Registration Statement and to the use of their opinion as Exhibit 5 to this Registration Statement is included in said opinion.

   24   POWER OF ATTORNEY

   99   ADDITIONAL EXHIBITS

        (i)       --Exhibit Index

   ITEM 17.  UNDERTAKINGS.

        The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

        The Company hereby undertakes that for the purposes of determining any liability under the Securities Act of 1933: (1) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective and (2) that each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURES

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HARTFORD, STATE OF CONNECTICUT ON THE 29TH DAY OF AUGUST, 1994.

                                            CONNECTICUT NATURAL GAS CORPORATION
                                                        (REGISTRANT)

                                                  S/ Victor H. Frauenhofer
                                           ------------------------------------
                                                    (VICTOR H. FRAUENHOFER)
                                                    CHAIRMAN AND PRESIDENT


        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.




     S/ Victor H. Frauenhofer             President, (Principal      August 29, 1994
    -------------------------------       Executive Officer) and
    (VICTOR H. FRAUENHOFER)               Director



     S/ James P. Bolduc                   Senior Vice President -    August 29, 1994
    -------------------------------       Financial Services and
    (JAMES P. BOLDUC)                     Chief Financial Officer
                                          (Principal Financial
                                          Officer)


     S/ Andrew H. Johnson                 Treasurer and Chief        August 29, 1994
    -------------------------------       Accounting Officer
    (ANDREW H. JOHNSON)                   (Principal Accounting
                                          Officer)


     S/ James P. Bolduc                                              August 29, 1994
    -------------------------------
    (JAMES P. BOLDUC)
     as Attorney-in-fact for:

        BESSYE W. BENNETT, ESQ.              Director
        JAMES F. ENGLISH, JR.                Director
        HERMAN J. FONTEYNE                   Director
        HARVEY S. LEVENSON                   Director
        DENIS F. MULLANE                     Director
        RICHARD J. SHIMA                     Director
        LAURENCE A. TANNER                   Director
        ANGELO TOMASSO, JR.                  Director